Exhibit 3.1

SL GREEN OPERATING PARTNERSHIP, L.P.

Twenty-Fifth Amendment to
First Amended and Restated Agreement of Limited Partnership

This Amendment (this “Amendment”) is made as of June 17, 2016, by SL GREEN REALTY CORP., a Maryland corporation, as general partner (the “General Partner”), of SL GREEN OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”), for the purpose of amending the First Amended and Restated Agreement of Limited Partnership of the Partnership dated August 20, 1997, as amended (the “Partnership Agreement”).  All capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Partnership Agreement.

WHEREAS, the Partnership desires to amend the Partnership Agreement, pursuant to Sections 4.02.A, 5.04, 6.02 and 14.01.B of the Partnership Agreement, to, among other things, provide for equity incentives to certain persons who provide services for the benefit of the Partnership in the form of a new class of Units designated as “Class O LTIP Units” (as defined below);

NOW, THEREFORE,

1.             The General Partner hereby amends the Agreements as follows:

A.            Article 1 of the Partnership Agreement is amended by inserting the following definitions in alphabetical order:

“Class O LTIP Unit Sharing Percentage” means, for a Class O LTIP Unit, the percentage that is specified as the Class O LTIP Unit Sharing Percentage in the Vesting Agreement or other documentation pursuant to which such Class O LTIP Unit is issued or, if no such percentage is specified, 10%.

“Class O LTIP Unit” has the meaning set forth in Section 4.2.C.

B.    Section 4.2.C of the Partnership Agreement is amended by replacing the text thereof with the following:

“Classes of Partnership Units. From and after the Effective Date, subject to Section 4.2.A above, the Partnership shall have two classes of Partnership Units, entitled “Class A Units” and “Class B Units.” From and after March 15, 2006, the Partnership shall have an additional class of Partnership Units, entitled “LTIP Units.” From and after June 17, 2016, the Partnership shall have an additional class of Partnership Units, entitled “Class O LTIP Units.” Either Class A Units or Class B Units, at the election of the General Partner, in its sole and absolute discretion, may be issued to newly admitted Partners in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or other assets or consideration, provided that, any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Class A Unit.”

C.            Section 4.2.D of the Partnership Agreement is amended by replacing the text thereof with the following:

“Issuance of LTIP Units and Class O LTIP Units. From time to time the General Partner may issue LTIP Units and/or Class O LTIP Units to Persons providing services to or for the benefit of the Partnership. LTIP Units shall have the rights, powers, privileges, restrictions, qualifications and limitations specified in Exhibit F-1 hereto. Class O LTIP Units shall have the rights, powers, privileges, restrictions, qualifications and limitations specified in Exhibit F-2 hereto. LTIP Units and Class O LTIP Units are intended to qualify as profits interests in the Partnership and for the avoidance of doubt, the provisions of Section 4.4 shall not apply to the issuance of LTIP Units or Class O LTIP Units.”

D.    Section 5.1.F of the Partnership Agreement is amended by replacing the text thereof with the following:

“LTIP Units and Class O LTIP Units Intended to Qualify as Profits Interests. Distributions made pursuant to this Section 5.1 shall be adjusted as necessary to ensure that the amount apportioned to each LTIP Unit or Class O LTIP Unit does not exceed the amount attributable to items of Partnership income or gain realized after the date such LTIP Unit or Class O LTIP Unit, as applicable, was issued by the Partnership. The intent of this Section 5.1.F is to ensure that any LTIP Units and Class O LTIP Units issued after the date of this Agreement qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001), and Section 5.1 shall be interpreted and applied consistently therewith. The General Partner at its discretion may amend this Section 5.1.F to ensure that any LTIP Units or Class O LTIP Units granted after the date of this Agreement will qualify as “profits interests” under Revenue Procedure 93-27, 1993-2 C.B. 343 (June 9, 1993) and Revenue Procedure 2001-43, 2001-2 C.B. 191 (August 3, 2001) (and any other similar rulings or regulations that may be in effect at such time).”

E.    Section 6.1.E of the Partnership Agreement is amended and restated as follows:

“Special Allocations With Respect to LTIP Units. After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, but subject to the prior allocation of income and gain under clauses 6.1.A(i) through (v) above, any Liquidating Gains shall first be allocated to the holders of LTIP Units and Class O LTIP Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of LTIP Units and Class O LTIP Units, are equal to (A) (i) the Class A Unit Economic Balance, multiplied by (ii) the sum of (1) the number of their LTIP Units and (2) the number of Class A Units into which their Class O LTIP Units would then be convertible, assuming for such purpose that such Class O LTIP Units were Vested Class O LTIP Units plus (B) with respect to Special LTIP Units and/or Class O LTIP Units, the aggregate net amount of Net Income and Net Loss allocated to such Special LTIP Units and/or Class O LTIP Units prior to the Distribution Participation Date with respect to such Special LTIP Units and/or Class O LTIP Units less the amount of any Special LTIP Unit Distributions and/or Class O LTIP Distributions with respect to such Special LTIP Units and/or Class O LTIP Units; provided that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit and/or Class O LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit and/or Class O LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit and/or Class O LTIP Unit. After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, in the event that, due to distributions with respect to Class A Units in which the LTIP Units and/or Class O LTIP Units do not participate, a revaluation of assets pursuant to Exhibit B, or otherwise, the Economic Capital Account Balance of any present or former holder of LTIP Units and/or Class O LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units and/or Class O LTIP Units, exceeds the target balance specified above, then Liquidating Losses shall be allocated to such holder to the extent necessary to reduce or eliminate the disparity. In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.1.E or Section 6.1.F, Net Income allocable under clause 6.1.A(vi) and any Net Losses shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated. For this purpose, “Liquidating Gains” means any net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B to this Agreement. Similarly, “Liquidating Losses” means any net capital loss realized in connection with any such event. The “Economic Capital Account Balances” of the holders of LTIP Units and/or Class O LTIP Units will be equal to their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units and/or Class O LTIP Units. Similarly, the “Class A Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Class A Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.1.E, divided by (ii) the number of the General Partner’s Class A Units. Any such allocations shall first be made among the holders of LTIP Units in proportion to the amounts required to be allocated to each under this Section 6.1.E and next to the holders of Class O LTIP Units in proportion to the amounts required to be allocated to each under this Section 6.1.E. The parties agree that the intent of this Section 6.1.E and Section 6.1.F is to make the Capital Account balance associated with (x) each LTIP Unit economically equivalent to the Capital Account balance associated with one of the General Partner’s Class A Units and (y) each Class O LTIP Unit economically equivalent to the Capital Account balance associated with a number of Class A Units of the General Partner equal to the number of Class A Units (or fractions thereof), if any, into which such Class O LTIP Unit would then be convertible, assuming for such purpose that such Class O LTIP Unit was a Vested Class O LTIP Unit (in each case, on a per-unit basis and, with respect to Special LTIP Units and/or Class O LTIP Units, other than differences resulting from the allocation of Net Income and Net Loss to Special LTIP Units and/or Class O LTIP Units prior to the Distribution Participation Date with respect to such Units pursuant to Section 3 of Exhibit F-1 or Exhibit F-2, as applicable, in excess of the amount of Special LTIP Unit Distributions or Class O LTIP Units paid with respect thereto), but only if the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant LTIP Unit and/or Class O LTIP Units.”

C.            Section 6.1 of the Partnership Agreement is hereby amended by appending the following to the end of such Section as a new Section 6.1.F:

“Special Allocation upon Conversion of Class O LTIP Unit. After a holder’s conversion of a Class O LTIP Unit into a fraction of a Class A Unit and after giving effect to the special allocations set forth in Section 1 of Exhibit C and in Section 6.1.E, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, but subject to the prior allocation of income and gain under clauses 6.1.A(i) through (v) above, the Partnership will specially allocate Liquidating Gain and Liquidating Loss to the Partners until and in a manner that causes, as promptly as practicable, the portion of the Economic Capital Account Balance of the Partner converting the Class O LTIP Unit that is attributable to the fraction of a Class A Unit received upon the conversion to equal the Class A Unit Economic Balance multiplied by a fraction equal to the fraction of the Class A Unit issued in the conversion.”

D.    Section 8.6.A of the Partnership Agreement is hereby amended by replacing the phrases “LTIP Unit” and “LTIP Units” with the phrases “LTIP Unit or Class O LTIP Unit” and “LTIP Units or Class O LTIP Units,” respectively.

E.    Exhibit F to the Partnership Agreement is hereby redesignated as “Exhibit F-1.” All references to “Exhibit F” in the Partnership Agreement or Exhibit F-1 shall be replaced with references to “Exhibit F-1.”

F.    The Partnership Agreement is hereby amended by appending Exhibit F-2 to this Amendment as Exhibit F-2 to the Partnership Agreement.

2.             Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect.

3.             This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Partnership Agreement as of the date first set forth above.

GENERAL PARTNER:

SL GREEN REALTY CORP.

By:	/s/ Andrew S. Levine
	Name:	Andrew S. Levine
	Title:	Executive Vice President

EXHIBIT F-2

SL GREEN OPERATING PARTNERSHIP, L.P.

DESIGNATION OF THE RIGHTS, POWERS, PRIVILEGES,
RESTRICTIONS, QUALIFICATIONS AND LIMITATIONS
OF THE CLASS O LTIP UNITS

The following are the terms of the Class O LTIP Units:

1.	Vesting.

A.
Vesting, Generally. Class O LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement (as defined in Exhibit F-1). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the Class O LTIP Units are issued, if applicable. Class O LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested Class O LTIP Units”; all other Class O LTIP Units are referred to as “Unvested Class O LTIP Units.”  Subject to the terms of any Vesting Agreement, a holder of Class O LTIP Units shall be entitled to transfer his or her Class O LTIP Units to the same extent, and subject to the same restrictions as holders of Class A Units are entitled to transfer their Class A Units pursuant to Article XI of the Agreement.

B.
Forfeiture or Transfer of Unvested Class O LTIP Units. Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any Class O LTIP Units, or the right of the Partnership or the General Partner to repurchase Class O LTIP Units at a specified purchase price, then upon the occurrence of the circumstances resulting in such forfeiture or if the Partnership or the General Partner exercises such right to repurchase, then the relevant Class O LTIP Units shall immediately, and without any further action, be treated as cancelled or transferred to the General Partner, as applicable, and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any Class O LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture. In connection with any forfeiture or repurchase of Class O LTIP Units, the balance of the portion of the Capital Account of the holder that is attributable to all of his or her Class O LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.1.E of the Agreement, calculated with respect to the holder’s remaining Class O LTIP Units, if any

C.
Legend. Any certificate evidencing a Class O LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to the Class O LTIP Unit.

2.	Distributions.

A.
Class O LTIP Unit Distributions. In the event that the Partnership makes a distribution to the holders of Class A Units and the record date for determining the Partners eligible to receive such distributions is on or after the Distribution Participation Date for a Class O LTIP Unit, the holder of such Class O LTIP Unit shall be entitled to receive, if, when and as authorized by the General Partner out of funds legally available for the payment of distributions, a distribution in an amount per unit equal to the product of (A) the Class O LTIP Unit Sharing Percentage and (B) the amount per Class A Unit of such distribution. Such distributions shall be payable on such dates and in such manner as may be authorized by the General Partner (any such payment date, a “Distribution Payment Date”); provided that the Distribution Payment Date and the record date for determining which holders of Class O LTIP Units are entitled to receive a distribution shall be the same as the corresponding dates relating to the corresponding distribution on the Class A Units.

B.
Distribution Participation Date. The “Distribution Participation Date” for each Class O LTIP Unit will be such date as may be specified in the Vesting Agreement or other documentation pursuant to which such Class

O LTIP Units are issued or, if no such date is specified, the date on which such Class O LTIP Unit becomes a Vested Class O LTIP Unit.

C.
Class O LTIP Unit Special Distributions. As of the Distribution Participation Date for a Class O LTIP Unit that is not forfeited on or prior to such Distribution Participation Date, the holder of such Class O LTIP Unit (regardless of any conversion or other disposition of their Class O LTIP Units) will be entitled to receive a special distribution (the “Class O LTIP Unit Special Distribution”) with respect to such unit equal to the Class O LTIP Unit Special Distribution Amount for such unit. The “Class O LTIP Unit Special Distribution Amount” with respect to a Class O LTIP Unit equals (i) the amount of cash distributions per unit that were paid on the Class A Units that had record dates for determining the Partners eligible to receive such distributions on or after the date of the issuance of such Class O LTIP Unit (or such other date as is specified as the “Distribution Measurement Date” in the Vesting Agreement or other documentation pursuant to which such Class O LTIP Unit is issued) and prior to the Distribution Participation Date for such Class O LTIP Unit multiplied by (ii) the Class O LTIP Unit Sharing Percentage for such Class O LTIP Unit; provided that such amount shall not exceed the positive balance of the Capital Account of such holder to the extent attributable to such Class O LTIP Unit. The Class O LTIP Unit Special Distribution for a Class O LTIP Unit will be payable on the first Distribution Payment Date on or after the Distribution Participation Date for such Class O LTIP Unit if and when authorized by the General Partner out of funds legally available for the payment of distributions; provided that, to the extent not otherwise prohibited by the terms of Partnership Interests entitled to any preference in distribution and authorized by the General Partner out of funds legally available for the payment of distributions, such Class O LTIP Unit Special Distribution may be paid prior to such Distribution Payment Date. On or after the Distribution Participation Date with respect to a Class O LTIP Unit, no distributions (other than in Class A Units, Class B Units, LTIP Units or other Partnership Interests ranking on parity with or junior to such units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership) shall be declared or paid or set apart for payment upon the Class A Units, the Class B Units, the LTIP Units or any other Partnership Interests ranking on parity with or junior to the Class O LTIP Unit as to distributions for any period (other than Class O LTIP Unit Special Distributions with respect to Class O LTIP Units that had an earlier Distribution Participation Date) unless the full amount of any Class O LTIP Unit Special Distributions due with respect to such Class O LTIP Unit have been or contemporaneously are declared and paid.”

3.
Allocations. Holders of Class O LTIP Units shall be allocated Net Income and Net Loss, for any taxable year or portion of a taxable year occurring after the issuance of such Class O LTIP Units in amounts per Class O LTIP Unit equal to (i) the amounts allocated per Class A Unit for the same period multiplied by (ii)  the Class O LTIP Unit Sharing Percentage for such Class O LTIP Units. The allocations provided by this Section 3 of Exhibit F-2 shall be subject to the proviso to the first sentence of Section 6.1.B of the Agreement.

4.
Adjustments. If an Adjustment Event as defined in Exhibit F-1 (or other similar event that the General Partner determines would require an adjustment to LTIP Units) occurs, the General Partner shall make such corresponding adjustment to each Class O LTIP Unit as the General Partner determines is appropriate to maintain the same correspondence ratio between such Class O LTIP Unit and the Class A Units as existed immediately prior to such Adjustment Event or other event.

5.	Ranking. Except as specifically provided otherwise, the Class O LTIP Units shall rank on parity with the Class A Units in all respects.

6.	No Liquidation Preference. The Class O LTIP Units shall have no liquidation preference.

7.	Right to Convert Class O LTIP Units into Class A Units.

A.
Conversion Right. A holder of Class O LTIP Units shall have the right (the “Class O Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested Class O LTIP Units into Class A Units. In order to exercise his or her Class O Conversion Right, a holder of Class O LTIP Units shall deliver a notice (a “Class O Conversion Notice”) in the form attached as Attachment A to this Exhibit F-2 to the Partnership. Holders of Class O LTIP Units shall not have the right to convert Unvested Class O LTIP Units into Class A Units until they become Vested Class O LTIP Units; provided, however, that when a holder of Class O LTIP Units is notified of the expected occurrence of an event that will cause his or her Unvested Class O LTIP Units to become Vested Class O LTIP Units (or at such other times as is permitted by the General Partner), such Person may give the Partnership a Class O Conversion Notice conditioned upon and effective as of the time of vesting (or the occurrence of such other event as may be permitted by the General Partner), and such Class O Conversion Notice shall become effective upon the time of such vesting (or such other event) unless it is revoked by the holder of the Class O LTIP Units prior to such time. In all cases, the conversion of any Class O LTIP Units into Class A Units shall be subject to the conditions and procedures set forth in this Section 7.

B.
Mandatory Conversion. On the Mandatory Conversion Date, Vested Class O LTIP Units that have not previously been converted shall be converted into Class A Units without any further action. The “Mandatory Conversion Date” shall mean, for each Class O LTIP Unit, the date specified as such in the relevant Vesting Agreement or, if no such date is specified, the date that is 10 years after the issuance of such Class O LTIP Unit.

C.
Forced Conversion in Connection with a Sale Event. Upon the effective time of a Sale Event (as defined below), at the election of the General Partner, either (i) all then outstanding Class O LTIP Units shall vest and be converted into Class A Units (a “Forced Conversion”) or (ii) the Class O LTIP Units will remain outstanding and continue with appropriate adjustment pursuant to Section 4 above (and any other similar adjustment provisions applicable to the Class O LTIP Units). A “Sale Event” shall mean (i) the sale of all or substantially all of the assets of the General Partner Entity on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Common Stock are converted into or exchanged for securities of the successor entity and the voting securities of the General Partner Entity outstanding immediately prior to such merger, reorganization or consolidation would (A) represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger, reorganization or consolidation or (B) cease to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity, or (iii) the sale of all of the Common Stock of the General Partner Entity to an unrelated person or entity.

In the event of a Forced Conversion, the Partnership shall use commercially reasonable efforts to cause each holder of Class O LTIP Units to be afforded the right to receive, in connection with the Sale Event in consideration for the Class A Units into which his or her Class O LTIP Units will be converted, the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Sale Event by a holder of the same number of Class A Units, assuming such holder of Class A Units is not a Constituent Person or an affiliate of a Constituent Person. Regardless of whether the General Partner elects to cause a Forced Conversion, in the event the Partnership is a party to a transaction pursuant to which Class A Units shall be exchanged for or converted into the right to receive cash, securities or other property, then, prior to the completion of such transaction, the General Partner shall give written notice to each holder of Class O LTIP Units, and shall use commercially reasonable efforts to afford such holders the right to elect the form or type of consideration to be received with respect to each Class A Unit issuable upon conversion of each Class O LTIP Unit held by such holder to the same extent as the holders of the Class A Units.

D.
Conversion Date. The date on which a Vested Class O LTIP Unit shall be converted into Class A Units (the “Class O Conversion Date” for such unit) shall be: (i) in the event of a conversion upon the exercise of the Class O Conversion Right, the date on which the Partnership receives the Class O Conversion Notice for the conversion of such Vested Class O LTIP Unit (or, if later, the date upon which such Class O Conversion Notice becomes effective), (ii) in the event of a conversion as a result of a Forced Conversion, upon the effective time of the applicable Sale Event or (iii) in the event of a conversion upon the Mandatory Conversion Date, the Mandatory Conversion Date.

E.
Number of Units Convertible. A holder of Vested Class O LTIP Units may convert each such Vested Class O LTIP Unit into a number (or fraction thereof) of fully paid and non-assessable Class A Units, giving effect to all adjustments (if any) made pursuant to Section 4, equal to the Class O LTIP Conversion Factor (as defined below) for such Vested Class O LTIP Unit on the Class O Conversion Date for such Vested Class O LTIP Unit. The “Class O LTIP Unit Conversion Factor” shall mean, for a Class O LTIP Unit as of a particular date, the quotient of (i) the excess of the Class O Conversion Value over the Class O LTIP Unit Participation Threshold (as defined below) for such Class O LTIP Unit as of such date (or, if there is no excess, zero), divided by (ii) the Class O Conversion Value. The “Class O Conversion Value” of a Class O LTIP Unit as of a particular date means the Common Stock Price multiplied by the Conversion Factor, in each case, as of such date. “Common Stock Price” means, as of a particular date, (i) if shares of the common stock (or other comparable equity interest) of the General Partner Entity (“Common Stock”), are then listed on a national stock exchange, the closing sales price per share of Common Stock on the exchange for such date (or, if such date is not a trading date or there were no sales on such date, the most recent prior trading date on which there was a sale of shares of Common Stock on such exchange), as determined by the General Partner, (ii) if shares of Common Stock are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for such date (or, if such date is not a trading date or there were not quoted prices on such date, the most recent prior trading date on which there were such quoted prices for such shares of Common Stock in such market), as determined by the General Partner, or (iii) if shares of Common Stock are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the General Partner in its discretion may in good faith determine; provided that, where the shares of common stock are so listed or traded, the General Partner may make such discretionary determinations where the shares of Common Stock have not been traded for 10 trading days; provided that, notwithstanding the foregoing, the Common Stock Price as of the date of a Sale Event shall be the value, as determined by the General Partner, of the consideration payable, or otherwise to be received by stockholders, per share of Common Stock pursuant to the Sale Event. The “Class O LTIP Unit Participation Threshold” shall mean, for each Class O LTIP Unit, the amount specified as such in the relevant Vesting Agreement or other documentation pursuant to which such Class O LTIP Unit is granted.

F.
Conversion Procedures. A conversion of Vested Class O LTIP Units for which the holder thereof has given a Class O Conversion Notice or that have converted upon the Mandatory Conversion Date or a Forced Conversion shall occur automatically after the close of business on the applicable Class O Conversion Date without any further action on the part of such holder of Class O LTIP Units, as of which time such holder of Class O LTIP Units shall be credited on the books and records of the Partnership with the issuance of the number of Class A Units issuable upon such conversion. After the conversion of Class O LTIP Units as aforesaid, the Partnership shall deliver to such holder of Class O LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Class A Units and remaining Class O LTIP Units, if any, held by such Person immediately after such conversion.

G.
Treatment of Capital Account. For purposes of making future allocations under Section 6.1.E of the Agreement, the portion of the Economic Capital Account balance of the applicable holder of Class O LTIP Units that is treated as attributable to his or her Class O LTIP Units shall be reduced, as of a Class O Conversion Date, by the product of the number of Class A Units into which such holder’s Class O LTIP Units were converted on such date multiplied by the Class A Unit Economic Balance.

8.
Redemption at the Option of the Partnership. Class O LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from repurchasing Class O LTIP Units from the holder thereof if and to the extent such holder agrees to sell such units.

9.	Voting Rights.

A.	No Voting Rights. Except as provided in Section 9.B, holders of Class O LTIP Units shall not have the right to vote on any matters submitted to a vote of the Limited Partners

B.
Special Approval Rights. The General Partner and/or the Partnership shall not, without the affirmative consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding Class O LTIP Units, given in person or by proxy, either in writing or at a meeting, take any action that would materially and adversely alter, change, modify or amend the rights, powers or privileges of the Class O LTIP Units; but subject in any event to the following provisions: (i) no consent of the holders of Class O LTIP Units will be required with respect to any alteration, change, modification or amendment of the rights, powers or privileges of the Class A Units that applies on a substantially similar basis to all holders of Class A Units; (ii) with respect to the occurrence of any merger, consolidation or other business combination or reorganization, so long as either (x) there is a Forced Conversion of all outstanding Class O LTIP Unit in accordance with Section 7 hereof, (y) the Class O LTIP Units remain outstanding with the terms thereof materially unchanged or (z) if the Partnership is not the surviving entity in such transaction, the Class O LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the Class O LTIP Units and without any income, gain or loss expected to be recognized by the holder upon the exchange for federal income tax purposes (and with the terms of the Class A Units or such other securities into which the Class O LTIP Units (or the substitute security therefor) are convertible materially the same with respect to rights to allocations, distributions, redemption, conversion and voting), the occurrence of any such event shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the Class O LTIP

Units; (iii) any creation or issuance of any Class A Units or of any class of series of common or preferred units of the Partnership (whether ranking on parity with, junior to or senior to the Class O LTIP Units with respect to payment of distributions, redemption rights and the distribution of assets upon liquidation, dissolution or winding up), which either (x) does not require the consent of the holders of Class A Units or (y) does require such consent and is authorized by a vote of the holders of Class A Units, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the Class O LTIP Units; and (iv) any waiver by the Partnership of restrictions or limitations applicable to any outstanding Class O LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the Class O LTIP Units with respect to other holders. The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding Class O LTIP Units shall have been converted, or provision is made for such conversion to occur as of or prior to such time.

 Attachment A to Exhibit F-2

Notice of Election by Partner to Convert
Class O LTIP Units into Class A Units

The undersigned holder of Class O LTIP Units hereby irrevocably elects to convert the number of Vested Class O LTIP Units in SL Green Operating Partnership, L.P. (the “Partnership”) set forth below into Class A Units in accordance with the terms of the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended. The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such Class O LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such Class O LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:
(Please Print: Exact Name as Registered with Partnership)

Class O LTIP Units to be Converted

Number of Class O LTIP Units: _______________________

Issuance Date of Class O LTIP Units:___________________

Class O LTIP Unit Participation Threshold: _____________

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

Signature Guaranteed by: